Exhibit 99.1
Press Release
CVG Announces Inducement Grants Under Nasdaq Listing Rule 5635(c)(4)
NEW ALBANY, Ohio, November 12, 2026 (GLOBE NEWSWIRE) – CVG (NASDAQ: CVGI) (“CVG” or the “Company”), a diversified industrial products and services company, today announced that, in connection with the previously announced appointment of David Ruppel as President and Chief Executive Officer effective November 9, 2026, CVG granted Mr. Ruppel equity awards as a material inducement to his acceptance of employment with CVG in accordance with Nasdaq Listing Rule 5635(c)(4). The awards were approved by CVG’s independent directors on October 30, 2026 and were granted outside of CVG’s Second Amended and Restated 2020 Equity Incentive Plan (the “Plan”), but are subject to terms and conditions consistent with those of awards granted under the Plan.
On November 9, 2026, CVG granted Mr. Ruppel the following awards:
•Make-whole awards in respect of unvested equity awards that Mr. Ruppel forfeited upon leaving his prior employer, Littelfuse, Inc., consisting of (i) 611,481 restricted shares of CVG common stock, which vest 50% on each of November 9, 2027 and November 9, 2028, and (ii) 384,552 performance shares at target (up to 769,104 shares at maximum), which may be earned from 0% to 200% of target based on CVG’s relative total shareholder return for the performance period from January 1, 2027 through December 31, 2028 and, to the extent earned, vest on December 31, 2028; and
•An initial long-term incentive award with a target value of $1,600,000, consisting of (i) 198,757 restricted shares of CVG common stock, which vest in three substantially equal annual installments on March 31, 2028, March 31, 2029 and March 31, 2030, and (ii) 298,136 performance shares at target (up to 596,272 shares at maximum), which may be earned from 0% to 200% of target based on the same performance measures, weightings, goals and payout methodology to be established for the 2027 performance share awards to CVG’s other executive officers, for the performance period from January 1, 2027 through December 31, 2029 and, to the extent earned, vest on December 31, 2029.
In the aggregate, the awards cover 2,175,614 shares of CVG common stock, assuming maximum performance under the performance share awards. The number of shares subject to the awards was determined using the November 9, 2026 closing prices of CVG common stock and, for the make-whole awards, Littelfuse, Inc. common stock. Vesting of the awards is generally subject to Mr. Ruppel’s continued employment with CVG through the applicable vesting date, subject to accelerated vesting in certain circumstances as provided in the applicable award agreements. The restricted shares will vest in full upon Mr. Ruppel’s death or disability, upon a termination of his employment by CVG without cause or by him for good reason within 13 months following a change in control, or upon a change in control in which the restricted shares are not assumed or substituted, and the performance shares will be earned at the greater of target and actual performance upon a change in control.
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About CVG
CVG is a global provider of systems, assemblies and components to global commercial vehicle markets and electric vehicle markets. We deliver real solutions to complex design, engineering and manufacturing problems while creating positive change for our customers, industries and communities we serve. Information about the Company and its products is available on the internet at www.cvgrp.com.
Investor Relations Contact:
Ross Collins or Nathan Skown
Alpha IR Group
CVGI@alpha-ir.com